Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 17, 2013, relating to the financial statements and financial statement schedule of Concurrent Computer Corporation, appearing in the Annual Report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2013.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
September 17, 2013